EXHIBIT 23.4

CONSENT OF INDEPENDENT VALUER

We hereby consent to the reference of our name and description of our role in the valuation process of the estimated net asset values per common share of Lightstone Real Estate Income Trust Inc., being included in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 (File No. 333-200464) of the Lightstone Real Estate Income Trust Inc., being filed on about June 24, 2016.

In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Marshall & Stevens Incorporated

June 24, 2016